Exhibit 10.1

FINAL AGREEMENT AND GENERAL RELEASE

This Final Agreement and General Release (the “Final Agreement”) is made by and between Peter Chakoutis (“Chakoutis”) and DUSA Pharmaceuticals, Inc. (“DUSA”).

WHEREAS, Chakoutis has remained employed by DUSA from the period of time from January 1, 2005 through March 31, 2005, and has faithfully executed his duties as assigned to him by DUSA during this time period;

WHEREAS, DUSA and Chakoutis wish to confirm the exclusive terms of Chakoutis’ resignation and final separation from employment with DUSA, and to settle, release and discharge with prejudice, any and all claims or issues arising out of Chakoutis’ employment with DUSA and his final separation from that employment.

NOW THEREFORE, in consideration of the mutual commitments set forth in this Final Agreement, and intending to be legally and forever bound, DUSA and Chakoutis agree as follows:

1.             Separation from Employment.

1.1           Chakoutis’ employment with DUSA, for all purposes, is ended effective March 31, 2005.  As of the close of business on March 31, 2005, Chakoutis will cease to be an employee and officer of DUSA or any Released Party and Chakoutis hereby resigns from his officer position and his employment with DUSA as of March 31, 2005.

1.2           Accordingly, after March 31, 2005, Chakoutis will not accrue or be entitled to any form of compensation, wages, commissions, bonuses, severance, vacation, sick time or other paid time off, expense accounts, health, accident, welfare, disability or life insurance, or participation in any employee benefit plans including but not limited to pension, retirement, deferred compensation, salary continuation, stock option, stock ownership, stock appreciation, incentive or other form of employee fringe or other benefit plan, policy or practice.

1.3           Except as otherwise specifically provided in this Final Agreement, any duties or obligations of DUSA pursuant to Chakoutis’ employment or his separation from that employment, whether by written agreement or otherwise, are and were completely extinguished as of March 31, 2005. Additionally, nothing in this Final Agreement may be relied upon as in any way modifying, altering or changing the terms of any applicable health, life, medical dental or other employee benefit or long term incentive plans.  Moreover, nothing in this Final Agreement is intended to reduce, in any manner, Chakoutis’ rights with regard to insurance conversion under any applicable federal, state or local law or regulation.

1.4           Notwithstanding anything contained in this Final Agreement, the non-compete, confidentiality and indemnification obligations more fully set forth in Paragraphs 9 and 12 of Chakoutis’ Employment Agreement dated January 1, 2004 remain in full force and effect pursuant to their terms.

2.             Payments and Other Benefits to Be Provided by DUSA in Consideration of this Final Agreement.

2.1           In exchange for and in consideration of Chakoutis’ promises and covenants as set forth in this Final Agreement, and contingent upon DUSA’s receipt of an unrevoked original thereof, fully-executed by Chakoutis, DUSA agrees to provide Chakoutis, on behalf of all Released Parties, with a Supplemental Severance Payment and other benefits, as further defined herein, which Chakoutis agrees constitute good and adequate consideration in exchange for his promises contained herein.

2.2           In exchange for and in consideration of Chakoutis’ promises, covenants and general release set forth in this Final Agreement, subject to the terms stated herein and within fourteen (14) calendar days following the Effective Date (as defined herein) of this Final Agreement, DUSA agrees to provide Chakoutis with a gross payment in the amount of $33,750, less all applicable federal, state and local taxes and other required or elected withholdings, representing an amount equal to three (3) months of pay at the annualized salary rate of One Hundred Thirty-Five Thousand and 00/100 ($135,000) per year (the “Supplemental Severance Payment”).

2.3           In further consideration of Chakoutis’ promises, covenants and general release set forth in this Final Agreement, DUSA will also make a payment to Chakoutis for all vacation time accrued but unused as of March 31, 2005, in accordance with DUSA’s policies and practices (the “Supplemental Vacation Payment”). The hourly rate on this unused vacation time will be $64.90 per hour based on the annual salary rate of One Hundred Thirty-Five Thousand and 00/100 ($135,000).

2.4           Chakoutis acknowledges that the payments and benefits afforded to him through this Final Agreement, including the Supplemental Severance Payment, are greater than any payments, benefits or other consideration to which he may presently be entitled, including: (1) pursuant to any express or implied agreement, contract or understanding with DUSA; or (2) under any prior or current DUSA policies, practices or employee benefit plans, including but not limited to compensation, vacation, bonus, severance, or other fringe benefit plans. In addition, DUSA acknowledges that the transition period and offer to remain employed during the Extended Employment Period is significant and exceeds what would normally be provided as notice.

3.             Release and Covenant Not to Sue.

3.1           Upon execution of this Final Agreement and its Effective Date, and in consideration of the payments and other benefits described herein, Chakoutis, on behalf of himself, his spouse, his heirs, executors, administrators, assigns, agents and representatives, hereby unconditionally releases and completely and forever discharges DUSA, as well as the present and former officers, directors, employees, attorneys, and agents of each of these entities, individually and in their official capacities, and any of their employee 401(k) or other employee benefit plans as well as the administrators, fiduciaries, parties-in-interest, employees, agents, attorneys and trustees of any such plans (collectively referenced throughout this Final Agreement as the “Released Parties”), from any and all of the following claims, prayers for relief  or alleged damages that arose or existed before the date Chakoutis executes this Final Agreement for:  (1) any and all claims, issues, prayers for relief and any other causes of action including, but not limited to, all claims relating to common law tort, harassment, retaliation, promissory or equitable estoppel, negligence, wrongful or constructive discharge, defamation, tortious interference with economic advantage, negligent or intentional infliction of emotional distress, invasion of privacy, breach of any express or implied agreement, contract, policy or other understanding, breach of any covenant of good faith and fair dealing, breach of public policy, loss of consortium, fraud, battery, assault, medical, physical, emotional and psychological injuries or damages, including all claims for attorneys’ fees and costs; and (2) any and all claims, issues, prayers for relief and any other causes of action arising under any federal, state and/or local employment laws, regulations or ordinances, including, but not limited to, claims under the Employee Retirement Income Security Act, 29 U.S.C. 1001, et seq. (“ERISA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 (e), et seq. (“Title VII”); the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”); the Vietnam Era Veterans Readjustment Assistance Act of 1974, 38 U.S.C. § 2012, et seq. (“VERRAA”); the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”); the Occupational Safety and Health Act, 29 U.S. § 651, et seq. (“OSHA”); the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”); the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”); the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”); the Federal Family and Medical Leave Act, 29 U.S.C. §2601, et seq. (“FMLA”); the Equal Pay Act of 1963, et seq. (“EPA”); the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Fair Labor Standards Act, 29 U.S.C.§ 215(a)(3), et seq. (“FLSA”); the Massachusetts Fair Employment Practices Act, Mass Gen. Laws Ann. ch. 151B, § 1, et seq. (“FEPA”), the Massachusetts Whistleblower Statute, Mass Gen. Laws Ann. ch. 149, § 185, et seq.; the Massachusetts Privacy Act, Mass. Gen. Laws ch. 214, § 1B, et seq.; the Massachusetts Wage and Hour Laws, Mass. Gen. Laws ch. 151, § 1, et seq.; the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, § 11H, et seq.; the Massachusetts Right-to-Know Law, Mass. Gen. Laws Ann. ch. 111F, et seq.; the United States and Massachusetts Constitutions; and all claims under any other federal, state or local statute, regulation, ordinance, law or judicial decision establishing or providing any other employment-related or civil right which Chakoutis may have on or before the date he signs this Final Agreement, including those claims which he knows about and those claims which he may not know about.  Chakoutis understands that these laws give him important remedies that relate to claims he has or may have arising out of or in connection with his employment by any Released Party or the termination of that employment, and he freely and voluntarily gives up those remedies and claims after being encouraged to and having had the opportunity to consult with legal counsel.

3.2       Upon execution of this Final Agreement and its Effective Date, Chakoutis, for full consideration as recited above and below, and on behalf of himself, his spouse, his heirs, executors, administrators, assigns, agents and representatives, hereby agrees not to file a lawsuit or claim against any Released Party in any court of the United States, any state or local governmental unit thereof, or with any arbitration panel concerning any claim, demand, issue or cause of action covered by this Final Agreement.  Notwithstanding any other language in this Final Agreement, the parties understand that this Agreement does not prohibit Chakoutis from filing any claim or action seeking to enforce the terms of this Final Agreement.  The parties further understand that this Final Agreement shall not be construed as prohibiting Chakoutis from filing an administrative charge of alleged employment discrimination or participating or cooperating with any administrative agency in the investigation of an administrative charge of alleged employment discrimination under Title VII, the ADEA, the ADA, the EPA or FEPA.  Chakoutis, however, waives his right to any individual monetary, injunctive relief, or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with DUSA or any of the Releases in this Separation Agreement.  This means that by signing this Final Agreement, Chakoutis will have waived any right he had to bring a lawsuit or obtain an individual recovery if an administrative agency pursues a claim against DUSA based on any actions taken by any of them up to the date of Chakoutis’ execution of this Final Agreement, and that Chakoutis will have released and discharged DUSA of any and all claims of any nature arising up to the date he has executed this Final Agreement.

4.             Return of Confidential Information.

4.1           Chakoutis acknowledges and agrees that all confidential information and other proprietary business information (collectively referenced as “Confidential Information”) of DUSA and other documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential or proprietary, made or compiled by Chakoutis, or made available to Chakoutis during the period of his employment with DUSA, is the sole property of DUSA.  Chakoutis warrants and represents that, as of

March 31, 2005, he has delivered all originals and copies of such Confidential Information, regardless of format, to Marianne Mullin of DUSA, or her successor.

5.             Confidentiality of Terms.

5.1           As further material consideration for DUSA’s promises herein and except as specifically provided in Paragraph 3 above, Chakoutis agrees not to disclose to any person or entity the terms and conditions of this Final Agreement, unless compelled to do so by an order issued by a court of competent jurisdiction.  However, nothing in this Final Agreement shall prohibit Chakoutis from disclosing or discussing the terms and conditions of this Final Agreement with his: (a) current spouse; (b) attorneys; or (c) financial or tax advisors, providing that such advisors regularly provide advice to the general public and that said individuals are instructed not to further disclose the information.

6.             Cooperation.

6.1           Chakoutis further agrees to cooperate fully and in good faith in assisting in defending any and all pending or future lawsuits against DUSA which arose or may arise from activities which occurred during the course of his employment.  If any such lawsuits arise subsequent to Separation Date, DUSA will compensate Chakoutis at a rate of $100 per hour plus reasonable expenses, as necessary.  If any such lawsuits occur during the Extended Employment Period, compensation paid during this Extended Employment Periods will be deducted from such lawsuit compensation.

7.             No Admission of Liability.

7.1           Chakoutis acknowledges and agrees that DUSA’s entry into this Final Agreement is not to be construed as, and is not admission that, any Released Party violated any duties or obligations owed to Chakoutis, or treated Chakoutis improperly, unlawfully or unfairly in any manner whatsoever.  Neither shall this Final Agreement be construed to be, or be admissible in any proceedings as, evidence of any such admission by DUSA as to any alleged violation of any federal, state or local law, common law, agreement, rule, regulation or order.

8.             Other Provisions.

8.1           The parties agree and acknowledge that this Final Agreement contains the full, final and complete agreements, understandings and representations of the parties with regard to the subject matter stated herein, and that no other terms or obligations exist between them which are not expressly set forth herein.

8.2           The parties agree that this Final Agreement is to be governed by, construed and enforced, in all respects, in accordance with the laws of the Commonwealth of Massachusetts, exclusive of any choice of law rules.  Any dispute concerning this Final Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of the courts of the Commonwealth of Massachusetts (to the extent that subject matter jurisdiction exists only).

8.3           The parties also agree that the terms and provisions of this Final Agreement are severable and that if any term or provision herein is found unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.  The parties further agree that the terms and provisions of this Final Agreement shall not be construed against the drafter in any respect.

8.4           Chakoutis further warrants that he has had the opportunity to review and consider this Final Agreement for twenty-one (21) days, and that any material or immaterial changes to this Final Agreement will not restart the running of the twenty-one (21) day period.  Chakoutis also acknowledges and agrees that, by this writing, he has been advised to seek the guidance and advice of legal counsel in considering the terms and effect of this Final Agreement, and that he has had been provided with the opportunity to do so prior to executing this Final Agreement.  Chakoutis also acknowledges by signing this Final Agreement that he has carefully read this Final Agreement, that he understands completely its contents, that he has had an opportunity to have an attorney explain those contents to him, and that he has executed this Final Agreement of his own free will, act and deed.

8.5           To the extent Chakoutis signs the Final Agreement prior to the expiration of the twenty-one (21) day period and delivers an executed original to DUSA, he additionally acknowledges and warrants that he has voluntarily and knowingly waived the twenty-one (21) day review period and that the decision to accept such a shortened period of time is not induced by DUSA or any Released Party through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period, or by providing different terms to workers who sign releases prior to the expiration of such time period.

8.6           Chakoutis understands and expressly agrees that, following his execution of this Final Agreement and delivery of same to DUSA, he shall have a period of seven (7) days during which time he may revoke the Final Agreement by delivering written notification to DUSA, no later than the close of business on the seventh (7th) calendar day after he signs this Final Agreement, and that this Final Agreement shall not be effective or enforceable prior to the expiration of that period.  This Final Agreement shall be forever binding and enforceable once the seven (7) day period has expired.

For purposes of this Final Agreement, the term “Effective Date” referenced throughout this Final Agreement, shall mean the eighth (8th) calendar day after Chakoutis executes this Final Agreement and DUSA receives an effective, unrevoked original copy.  If Chakoutis revokes this Final Agreement, the Final Agreement will not be effective and enforceable and he will not receive the benefits described in this Final Agreement.

8.7           All notices, requests, demands and other communications hereunder to DUSA must be in writing and shall be deemed to have been given if delivered by hand or sent via regular and certified mail, return receipt requested, addressed as follows:

Marianne Mullin

DUSA Pharmaceuticals, Inc.

25 Upton Drive

Wilmington, Massachusetts 01887

IN WITNESS WHEREOF, intending to be forever legally bound hereby and for full consideration, the parties have executed this Final Agreement, being seven (7) pages in length, on the date(s) set forth below.

/s/ Peter Chakoutis		DUSA Pharmaceuticals, Inc.
Peter Chakoutis

Date 3/31/05		/s/ Robert F. Doman
By: Robert F. Doman,
Witness:		President and Chief Operating Officer

/s/ Marianne Mullin

Date	3/31/05	Date 4/4/05